Exhibit 99.1

NEWS RELEASE

Industrial Services of America, Inc. expects first quarter earnings range of $0.17 to $0.19

LOUISVILLE, Ky. (April 27, 2009) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today announced financial guidance for the first quarter of 2009.

Based on actual results and projected trends, the Company said first quarter earnings are expected to be in the range of $0.17 to $0.19 per share.  Basic and diluted earnings for the first quarter of 2008 were $.30 per share, or $1,086,551.

In one of the toughest economic environments in recent times, ISA has been able to return to profitability after just one quarter of negative results.  "Our strategic expansion in the market for stainless steel and high-temperature alloys has enabled us to deliver a profitable quarter in what continues to be a very challenging market for recyclable commodities," said Brian Donaghy, ISA's president and chief operating officer.  "We are focused on being disciplined and taking advantage of opportunities in these volatile times."  Harry Kletter, ISA's chairman and chief executive officer, adds, "I've rarely seen conditions like this in my 60-year career in this business.  To deliver results like this, in times like these, is a testament to our disciplined approach to cost and inventory control.  Our patience paid off."  ISA expects to be profitable again in the second quarter.

The Company's 2008 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste.  More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.